Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-111806 on Form S-3D, and in Registration Statement Nos. 33-61093, 333-34433, 333-34435, 333-76138, 333-76140, and 333-132738 on Form S-8, and in Post-Effective Amendment No. 1 to Registration Statement No. 333-76140 on Form S-8 of our reports dated December 29, 2008, relating to the financial statements of Piedmont Natural Gas Company, Inc., and the effectiveness of Piedmont Natural Gas Company, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Piedmont Natural Gas Company, Inc. for the year ended October 31, 2008.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
December 29, 2008